Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of May 31, 2006 (the “Agreement”), is made by and between Casella Waste Systems, Inc., a Delaware corporation (the “Company”), and David L. Schmitt, an individual and a resident of Rutland Town, Vermont (the “Employee”).

WHEREAS, the Company is in the business of providing solid waste management, disposal, resource recovery and recycling services and related businesses; and

WHEREAS, the Company and the Employee are mutually desirous that the Company employ the Employee, and the Employee accepts employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the Company and the Employee, intending to be legally bound, do hereby agree as follows:

1.	Duties.

1.1 During the Agreement Term (as defined below), the Employee shall be the Vice President and General Counsel of the Company (or such other and comparable titles and positions as shall be given the Employee by the Board of Directors (the “Board”) of the Company), and shall faithfully perform for the Company the duties of said office. The Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him. The Employee shall report to the Chairman and Chief Executive Officer of the Company. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use his best efforts to advance the best interests of the Company, and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder; provided, however, that, subject to Section 6 below, nothing in this Agreement shall preclude the Employee from devoting reasonable periods required for participating in his family business ventures or in other professional, educational, philanthropic, public interest, charitable, social or community activities.

1.2 The duties to be performed by the Employee hereunder shall be performed primarily in Rutland, Vermont, subject to reasonable travel requirements on behalf of the Company.

2. Agreement Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for an initial term (“Initial Term”) commencing as of the date hereof and ending on the first anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4. The term of this Agreement shall be automatically extended for an additional year at the expiration of the Initial Term or any succeeding term, unless terminated by Company upon written notice to Employee one hundred eighty (180) days prior to the expiration of the Initial Term or any succeeding term (such Initial Term and any succeeding terms being hereinafter referred to as “Agreement Term”).

3.	Compensation and Expenses.

3.1.1 Base Salary. Subject to the next sentence of this Section 3.1.1, the Employee shall be compensated at the annual rate of two hundred fifteen thousand dollars ($215,000) (“Base Salary”), payable on a bi-weekly basis in accordance with the Company’s standard payroll procedures. The Base Salary will be subject to annual reviews in accordance with Company policy. Such reviews shall form the basis for any increase in Base Salary.

3.1.2 Initial Stock Options. Company has issued to Employee fifteen thousand (15,000) options to purchase Class A Common Stock of the Company at the Fair Market Value per share on the first date of Employee’s employment with the Company. All such shares shall be subject to all conditions of the then current Company stock option incentive plan provisions (a copy of which has been or will be provided to Employee), and will vest one-third (1/3) on the first date of Employee’s employment with the Company; one-third (1/3) on the anniversary of such date; and one-third (1/3) on the second anniversary of such date.

3.2 Incentive Compensation. In addition to the Base Salary, on an annual basis, subject to annual reviews in accordance with Company policy, and also subject to the overall performance of the Company, the Employee shall be eligible to receive a bonus (“Bonus”) consisting of (i) a cash bonus of up to forty percent (40%) of Employee’s Base Salary, (ii) issuance of additional stock options or Restricted Stock Units (“RSU’s”) of the Company or (iii) a combination of cash, stock options or RSU’s in an amount to be determined prior to the conclusion of each fiscal year of the Company during the Agreement Term in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

3.3 Business Expenses. Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Employee for all reasonable and necessary expenses actually incurred or paid by him during the Agreement Term in the performance of his duties hereunder.

3.4 Participation in Benefit Plans. Subject to each plan’s Employee contribution requirement, the Employee shall be entitled to immediately participate in any health benefit or other employee benefit plans available to the Company’s senior executives as in effect from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death and disability benefit plans, any medical, dental, health and welfare plans and any stock purchase programs, on terms and conditions at least as favorable as provided to other senior executives, to the extent that he may be eligible to do so under the applicable provisions of any such plan. Following the termination of the Employee hereunder or the expiration of any Severance Benefits (as defined in I Section 4.4.1), the Employee and his eligible dependents, for a period not to exceed six (6) months as provided for in Section 4.4.1(e) herein, shall be entitled (at the Employee’s sole expense) to continue participating in the Company’s group medical, dental, disability and life insurance coverages (to the extent the Company’s plans entitle the Employee and his dependents to be so covered), with the Employee’s cost to be determined on a basis consistent with the method of determining employee payments under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). After such period, to the extent authorized by law, Employee shall be entitled to COBRA benefits at his own cost.

3.5 Vacation. The Employee shall be entitled to three (3) weeks of annual vacation and shall be subject to the Company’s standard holiday schedule. Unused vacation shall not be carried over into any subsequent year during the Agreement Term. Except as provided for in Section 4 hereof, the Company shall have no obligation to pay the Employee for any unused vacation.

3.6 Fringe Benefits and Perquisites. The Employee shall be entitled to a monthly auto allowance of six hundred dollars ($600.00) per month, or a Company leased automobile in accordance with the requirements of Company policy, as Employee so elects; a gas card related to the use of said automobile; as well as any fringe benefits and perquisites that are generally made available to senior executives of the Company from time to time and that are approved by the Compensation Committee.

4.	Termination. The Employee’s employment hereunder may be terminated only under the following circumstances:

4.1 Death. The Employee’s employment hereunder shall terminate automatically upon his death, in which event the Company shall pay to the Employee’s written designee or, if he has no written designee, to his spouse or, if he leaves no spouse and has no written designee, to his estate, (i) Severance and Acceleration Payment immediately upon death, and (ii) all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder prior to the date of death.

4.2 Disability. The Company may terminate the Employee’s employment hereunder if (i) as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for an aggregate of 180 consecutive or non-consecutive business days in any 12 consecutive-month period and (ii) within 10 days after written notice of termination hereunder is given by the Company, the Employee shall not have returned to the performance of his duties hereunder on a full-time basis. The determination of incapacity or disability under the preceding sentence shall be made in good faith by the Company based upon information supplied by a physician selected by the Company or its insurers and reasonably acceptable to the Employee or his legal representative. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), the Employee shall continue to receive his full Base Salary hereunder until his employment is terminated pursuant to this Section 4.2, provided that amounts payable to the Employee shall be reduced by the sum of the amounts, if any, paid to the Employee during the Disability Period under any disability benefit plans of the Company. If the Employee is terminated pursuant to this Section 4.2 the Company shall pay to the Employee (or his legal representative) (i) Severance and Acceleration Payment, and (ii) Severance Benefits for the Severance Benefit Term, and (iii) all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder prior to the date of termination due to disability.

4.3 Termination by Company.

4.3.1 Termination by Company for Cause. The Company (i) shall have “Cause” to terminate the Employee’s employment hereunder upon the Employee (A) being convicted of a crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board), (B) found by reasonable determination of the Company, made in good faith, to have engaged in (1) willful misconduct which has a material adverse effect on the Company, (2) willful or gross neglect which has a material adverse effect on the Company, (3) fraud, (4) misappropriation or (5) embezzlement in the performance of his duties hereunder, or (C) having breached in any material respect the material terms and provisions of this Agreement and failed to cure such breach within fifteen (15) days following written notice from the Company specifying such breach and (ii) may terminate the Employee’s employment on written notice given to the Employee at any time following the occurrence of any of the events described in clauses (i)(A) and (i)(B) above and on written notice given to the Employee at any time not less than 60 days following the occurrence of any of the events described in clause (i)(C) above. In the event the Employee’s employment is terminated by the Company for Cause, the Employee shall be entitled to continue to receive Base Salary accrued but unpaid and expenses incurred but not repaid to the Employee, in each case only until the effective date of such termination.

4.3.2 Termination by Company other than for Cause. In the event the Employee’s employment is terminated by the Company other than for Cause, the Employee shall be entitled to (i) Severance and the Acceleration Payment immediately upon termination, (ii) Severance Benefits for the Severance Benefit Term, and (iii) the accelerated vesting at the time of termination of any stock options or equity grants (such as Restricted Stock Units) issued by the Company to the Employee.

4.4 Termination by Employee.

4.4.1 Definitions. For purposes of this Section 4.4, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to the Company, any entity directly or indirectly controlled, controlling or under common control with the Company.

(b) “Acceleration Payment” means an amount in cash equal to the value of (i) any Base Salary accrued but unpaid prior to the date of termination, (ii) Bonus accrued but unpaid prior to the date of termination and (iii) any vacation accrued but unused prior to the date of termination.

(c) “Change of Control” means: (i) a person, corporation, entity or group acquires, directly or indirectly, the beneficial ownership of 40% or more of the issued and outstanding stock of the Company in a single transaction or series of transactions, (ii) the Company is a party to a merger, consolidation or similar transaction and following such transaction 40% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than the Company or an Affiliate of the Company, (iii) the Company sells or transfers all or substantially all of its assets to any other persons or persons other than an Affiliate of the Company, (iv) the shareholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company or (v) during any two-year period, individuals who comprise a majority of the Board at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period (such Board composition being referred to as a “Continuing Majority”).

(d) “Good Reason” means: the assignment to the Employee of any duties inconsistent with his status as Vice President and General Counsel, a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more third persons, or a diminution in the Employee’s compensation.

(e) “Severance” means one times the highest Base Salary that was paid to the Employee at any time prior to termination by the Employee for (i) Good Reason or prior to when the Employee’s employment is terminated by the Company other than for Cause; and (ii) the Bonus targeted to be paid to Employee pursuant to Section 3.2 hereof. All Severance shall be paid bi-weekly in accordance with Company payroll procedures, and any Bonus due shall be paid in a lump sum within sixty (60) days of the date of Employee’s termination, in all cases less applicable Employee payroll deductions.

(f) “Severance Benefits” means the benefits contemplated by Section 3.4 of this Agreement.

(g) “Severance Benefit Term” means one (1) year from the date Employee elects to terminate his employment for Good Reason, or the Employee’s employment is terminated by the Company other than for Cause.

4.4.2 Termination by Employee for Good Reason. At the election of the Employee for Good Reason, the Employee may terminate his employment immediately upon written notice to the Company; provided, however, that Employee must make such election to terminate his employment for Good Reason within ninety (90) days of the occurrence of such event that qualifies as Good Reason under Section 4.4.1(d) of this Agreement. If during the Agreement Term the Employee’s employment is terminated by the Employee for Good Reason, the Employee shall be entitled to receive from the Company (i) Severance and the Acceleration Payment immediately upon termination, (ii) Severance Benefits for the Severance Benefit Term, (iii) the accelerated vesting at the time of termination of any stock options or equity shares (such as Restricted Stock Units), and (iv) a cash payment in an amount equal to the amount of any excise tax imposed on Employee under Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”), increased by the additional federal and state income taxes on such amount, such that, after payment of this additional cash payment, the Employee’s Severance, Acceleration Payment and Severance Benefits after federal and state income taxes are equal to the amount that the Employee would have received but for the imposition of the excise tax under Section 4999. Such payment shall further be in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

4.4.3 Termination by Employee for other than Good Reason. Upon forty-five (45) days’ prior written notice, the Employee may terminate his employment with the Company other than for Good Reason. If the Employee voluntarily terminates his employment with the Company other than for Good Reason, no further payment shall be due the Employee pursuant to Section 3 or 4 above (other than payments for accrued and unpaid Base Salary and expenses incurred but not repaid to the Employee, in each case prior to such termination).

4.5 Effect of Termination on Certain Obligations. No tennination of the employment of the Employee, whether voluntary or involuntary, shall terminate, affect or impair any of the obligations or rights of the parties set forth in Sections 4, 5, 6, 7, 8 and 10 of this Agreement, all of which obligations and rights shall survive any termination of employment of the Employee hereunder.

5. Covenant Not to Disclose Confidential Information. During the Agreement Term, and for a period of two (2) years thereafter, the Employee acknowledges that during the course of his affiliation with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential and/or proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere, or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Employee is acting in good faith and in the best interest of the Company. The Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Employee will return to the Company all Confidential Information in the Employee’s possession or under the Employee’s control when the duties of the Employee no longer require the Employee’s possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company whether communication is verbal or in writing that is not known generally to the industry in which the Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, intellectual property, patents, or copyrightable works, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Employee should be treated as Confidential Information.

6. Covenant Not to Compete and Non-Solicitation and Non-Disparagement. The Employee acknowledges that he, at the expense of the Company, has been and will be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such training and relations and to further protect trade secrets, directly or indirectly, of the Company, the Employee agrees that during the term of his employment by the Company, and for a period of one (1) year from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Company:

(a) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located in or doing business in the United States of America or Canada in any area within one hundred (100) miles of any facility of the Company during the term of the Employee’s employment, by the Company which is engaged, directly or indirectly, in (i) the solid waste processing, disposal and management business, (ii) the utilization of recyclable materials business or (iii) any other business the Company is engaged in or proposes to engage in on the date this Agreement, or subsequently, at the date of termination of this Agreement, including, without limitation, businesses in the nature of, or relating to, waste reduction, the creation of power or fuels out of waste, landfill gas to energy or gasification businesses (the businesses described in clauses (a)(i), (ii) and (iii) are collectively referred to as the “Competitive Businesses”); provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person or entity which are traded on any national securities exchange or NASDAQ if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person;

(b) solicit clients, customers (who are or were customers of the Company, or were prospects to be customers of the Company, within the twelve (12) months prior to termination) or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(c) solicit, employ or in any maimer influence or encourage any person who is or shall be in the employ or service of the Company to leave such employ or service.

(d) disparage in any manner the Company or any of its subsidiaries or affiliates, or any of its of their directors, officers, managers, employees, representatives, agents or advisors.

Notwithstanding the foregoing, the terms of this covenant not to compete shall be enforceable against Employee only to the extent that during Employee’s employment the Company continues to pay Employee compensation equal to the salary level set forth in Section 3.1 of this Agreement and after termination of Employee’s employment the Company continues to pay Employee any and all Severance Benefits, Severance and the Acceleration Payment as required under Section 4 of this Agreement. Furthermore, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. Assignment of Inventions and Work. Employee hereby agrees to disclose in writing to Company any current, past or future Inventions or copyrightable Works, which have been or are now or in the future conceived, made, discovered, written or created by Employee, alone and/or in combination with others, during Employee’s prior, current or future employment, and that Employee will, voluntarily and without additional consideration, assign all rights and title to such Inventions or Works to Company.

8. Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Employee contained in Sections 5, 6 or 7 hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach.

9. Potential Unenforceability of Any Provision. The Employee acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Agreement. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Employee, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and became a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

10. Indemnification. The Company agrees that except as limited by the Company’s Certificate of Incorporation or By-Laws (as either or both may be amended from time to time), or applicable law, or by decision of the Chairman and Chief Executive Officer of the Company as exercised prudently, and in good faith, that any such matter as may otherwise be a matter for Indemnification as contemplated by this Section 10 is not consistent with the Company’s Certificate of Incorporation or By-Laws (as either or both may be amended from time to time), or applicable law, the Company shall indemnify the Employee (and promptly advance expenses as may be required) to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The Employee shall be entitled to this indemnification if by reason of his employment or by any reason of anything done or not done by the Employee in any such capacity he is or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as defined herein). Employee will be indemnified to the full extent permitted by applicable law against expenses, judgments, penalties, fines and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. “Proceeding” includes any threatened, pending, or completed claim, action, suit, arbitration, alternate dispute resolution mechanism, administrative hearing, appeal, inquiry or investigation, wthether civil, criminal, administrative, arbitrative, investigative, or other (whether instituted by the Company or any other party), or any inquiry or investigation that Employee in good faith believes might lead to the institution of any such action, suit or proceeding whether civil, criminal, administrative, investigative, or other, including any action, suit arbitration, alternate dispute resolution mechanism, administrative hearing, appeal, or any inquiry or investigation pending on or prior to the date hereof or initiated by the employee to enforce his rights under this indemnification section of this Agreement. This indemnification and the advancement of expenses shall include attorney’s fees and other reasonable expenses incurred by the employee pursuant to this clause. In the event that there is a potential conflict of interest between the Employee and the Company the Employee may select his own counsel (and still be entitled to the benefit of this indemnification). This indemnification clause shall survive the termination of this Agreement.

11. General Release. Employee recognizes, understands and agrees that the provision of this Agreement by the Company, and its terms of employment, as well as its terms of Severance, Severance Benefits and the Acceleration Payment are generous and extraordinary, and that in consideration thereof, Employee agrees in this Agreement that in advance of and as a condition to the receipt of such Severance Benefits, Severance and the Acceleration Payment, if any, to execute a General Release as set forth hereto as Exhibit 1. Employee understands and agrees that no Severance Benefits, Severance and the Acceleration Payment will be made to Employee unless Exhibit 1 has been executed by Employee, and all waiting periods provided for therein have been exhausted or extinguished.

12. Notice. Any notice or other communication hereunder shall be in writing and shall be mailed or delivered to the respective parties hereto as follows:

(a) If to the Company:

     Casella Waste Systems, Inc.

     25 Greens Hill Lane

     Rutland, VT 05702

     Attention: Vice President and General Counsel

(b) If to the Employee:

     David L. Schmitt

     Vice President and General Counsel

     25 Greens Hill Lane

     Rutland, VT 05702

The addresses of either party hereto above may be changed by written notice to the other party.

13. Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms of covenants hereof may be waived, only by written instrument executed by the party against whom such modification or waiver is sought to be enforced. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant in this Agreement.

14. Benefit and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall be personal to and not assignable by the Employee. The obligations of the Company I hereunder are personal to the Employee or where applicable to his spouse or estate, and shall be continued only so long as the Employee shall be personally discharging his duties hereunder. The Company may assign its rights, together with its obligations, to any corporation which is a direct or indirect wholly-owned subsidiary of the Company; provided, however, that the Company shall not be released from its obligations hereunder without the prior written consent of the Employee, which consent shall not be unreasonably withheld.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF VERMONT REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

16. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. No subsequent modifications may be made to this Agreement except by signed writing of the parties.

19.	Agreement to Arbitrate.

The undersigned parties agree that any disputes that may arise between them (including but not limited to any controversies or claims arising out of or relating to this Agreement or any alleged breach thereof, and any dispute over the interpretation or scope of this arbitration clause) shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. No party shall be entitled to punitive, consequential or treble damages.

ACKNOWLEDGMENT OF ARBITRATION PURSUANT TO 12 V.S.A. § 5651 et seq. THE PARTIES HERETO ACKNOWLEDGE THAT THIS DOCUMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS DOCUMENT EACH PARTY UNDERSTANDS THAT HE WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THIS ARBITRATION AGREEMENT EXCEPT AS PROVIDED IN THIS PARAGRAPH OR UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL LAW OR CIVIL RIGHTS. INSTEAD EACH PARTY HAS AGREED TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement and Acknowledgement of Arbitration pursuant to 12 V .S.A. § 5651 et seq. as of the dates written below:

DAVID L. SCHMITT

Witness:	Shelley S. Rogers	/s/ David L. Schmitt

Date:	11/28/08	Date:	11/28/08

CASELLA WASTE SYSTEMS, INC.

Witness:	Shelley S. Rogers	By:	/s/ John W. Casella
		Name:	John W. Casella

Date:	11/28/08	Date:	11/28/08

EXHIBIT 1

GENERAL RELEASE

a)	Any Severance, Accelerated Payment or Severance Benefits paid hereunder are in full settlement of any and all claims Employee may assert against the Company and its affiliates for any reason.

b)	In consideration of the provision of the Severance, Severance Benefits and the Accelerated Payment described in the Agreement, and Employee’s employment and compensation paid to Employee by Company prior to termination, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby agrees at the time of termination and prior to the receipt of Severance, Severance Benefits and the Accelerated Payment, to fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, insurers, agents and attorneys, past and present (hereinafter collectively “Released Parties”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, attorneys’ fees, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, which the Employee may have against the Released Parties for any reason, including but not limited to any claims arising out of the Employee’s employment by the Company or its affiliates or subsidiaries, the termination thereof, any claims for relief or causes of action under federal, state or local statute, ordinance or regulation dealing in any respect with employment and/or discrimination in employment, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C § 2101 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract, and any claim or damage arising out of the Executive’s employment with or separation from the Company (including all claims for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or state Fair Employment Practices Agency (except that the Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

c)

The Employee expressly acknowledges and recites that he: (a) entered into this General Release knowingly and voluntarily; (b) has read and understands this General Release in its entirety; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this General Release before signing it; (d) has or has not sought counsel of any attorney in Employee’s sole discretion, and (e) has not been forced to sign this General Release by any employee or agent of the Company.

d)	The Employee expressly acknowledges that the Company has offered the Employee twenty-one (21) days in which to consider this General Release (the “Consideration Period”). For a period of seven (7) days from the date of the execution of this General Release, the Employee has the right to revoke this, and for purposes of this Agreement, this period is defined as the “Revocation Period.” The parties agree that this General Release shall not become effective or enforceable until the seven (7) day Revocation Period has expired. The executed General Release shall be effective to commence the Revocation Period, and any notice of revocation of this General Release shall be effective when hand delivered or when sent by certified mail, return receipt requested, addressed to Gerald Gormley, Vice President of Human Resources, 25 Greens Hill Lane, Rutland, VT 05701. Employee further agrees and acknowledges that the offer by the Company of this General Release and its terms is extended to the Employee and remains in effect only for the duration of the Consideration Period.

e)	The Employee understands and agrees that by entering into this General Release he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

f)	The Employee expressly agrees that he does not have any rights to reinstatement with the Company and expressly forever releases and discharges the Company from any obligation to employ him in any capacity.

g)	The Employee acknowledges that he has been or will be reimbursed by the Company for all business expenses, including relocation costs, if any, incurred in conjunction with the performance of his employment and that no other reimbursements are owed to the Employee. The Employee further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, and that no other Severance, Accelerated Payment or Severance Benefits are owed to him, except as set forth in this General Release or in one or more of the other agreements referred to in this release.

h)	Employee has fully reviewed the terms of this Agreement, acknowledges that he understands the terms of this Agreement and states that he is entering into this Agreement knowingly, voluntarily and, subject to Section 2.1 of this Agreement, in full settlement of all claims that he may have as a result of his employment with or separation of employment from the Company.

i)

Employee further agrees that, subject to reasonable compensation by the Company for his time and reimbursement by the Company of reasonable out-of-pocket costs and expenses, Employee will cooperate with the Company and its counsel to the extent reasonable with respect to any matter (including litigation, investigation or governmental proceeding) which relates to matters with which Employee was involved during the term of employment with the Company. Such cooperation shall include, to the extent reasonable, appearing from time to time at the offices of the Company or the Company’s counsel for conferences and interviews and in general providing the officers of the Company and its counsel with the full benefit of Employee’s knowledge with respect to any such matter. Employee agrees to render such cooperation in a timely fashion and at such times as may be reasonable and mutually agreeable to the parties concerned.

DAVID L. SCHMITT

Witness:

Date:	Date:

CASELLA WASTE SYSTEMS, INC.

Witness:	By:

Date:	Name:

Date:

AMENDMENT TO EMPLOYMENT AGREEMENT

BY THIS AMENDMENT, dated December 29, 2008, made and entered into by Casella Waste Systems, Inc., a Delaware Corporation with a principal address of 25 Greens Hill Lane, Rutland, Vermont 05701 (the “Company”) and David L. Schmitt, a current resident of Rutland Town, Vermont (the “Employee”).

WHEREAS, Company and Employee are parties to that certain Employment Agreement, dated May 31, 2006, wherein Employee is employed as Vice President and General Counsel of Company; and

WHEREAS, both Company and Employee desire to amend the EA, effective January 1, 2009, to document compliance with (and, as applicable, exemption from) Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”);

NOW THEREFORE, in exchange for the promises and mutual conditions contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     Section 3.2, Incentive Compensation, is amended to include a last sentence thereof with the following, in order to clarify the time of payment:

In no event shall any cash Bonus be payable later than 2 1⁄2 months after the end of the later of the Employer’s fiscal year or the Employee’s taxable year during which the Bonus was earned.

2.     Section 4.4.1(b), Acceleration Payment, is amended to insert the following sentence at the end thereof, in order to clarify the time and form of payment:

If payable, the Acceleration Payment shall be paid in an immediate lump sum.

3.     Section 4.4.1(d), Good Reason, is amended as follows, in order to comply with the safe harbor definition in Section 409A:

•	insert the word “base” prior to the word “compensation”;

•	insert a new clause immediately prior to the end of Section 4.4.1(d), to read as follows: “, or a material change in the geographic location at which the Employee must perform services for the Company”; and

•	insert the following immediately following the new clause: “; provided, in each case, that the Employee did not consent to the condition and that the Employee has given the Company notice within 90 days of the initial existence of the condition and the Company has not remedied the condition within 30 days after receiving such notice.”

4.     Section 4.4.1(e), Severance, is amended as follows:

•	to move the character “(i)” from its current location to immediately after the word “means” (in order to correct a typographical error) and is further amended to insert the following phrase immediately prior to the end of clause (ii) thereof (in order to clarify a potential ambiguity): “(i.e., 40% of the amount used in clause (i))”;

•	to replace the last sentence thereof with the following sentence, in order to clarify the time and form of payment:

Any such severance amounts calculated by reference to Base Salary shall be paid bi-weekly or otherwise in accordance with Company payroll practices, commencing immediately upon termination; and any amounts calculated by reference to any Severance amounts calculated by reference to shall be paid in a lump sum within sixty (60) days of the date of Employee’s termination, in all cases subject to any delay imposed under Section 20 and subject to applicable withholding.

5.     Section 4.4.2 is amended to insert the following sentence immediately prior to the last sentence thereof, in order to clarify the time of payment:

Any payment pursuant to clause (iv) shall be made no later than December 31 of the year following the year in which the Employee remits the related taxes.

6.     Section 11, General Release, is amended to insert the following additional sentence at the end thereof, in order to clarify the time and form of payment:

Such General Release must be executed and submitted to the Company within 60 days following termination of employment. Payment of amounts exempt from Section 409A shall be made (or shall begin, as the case may be) immediately upon the expiration of the revocation period, but payment of any amounts that constitute “deferred compensation” within the meaning of Section 409A shall be made (or begin) immediately upon the expiration of the 60-day period, subject to any further delay under Section 20.

7.     The EA is further amended to add a new Section 20, Compliance with Section 409A, as follows:

20. Compliance with Section 409A.

(a) Payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”) to the maximum possible extent and, to the extent not exempt, are intended to comply with the requirements of Section 409A. The provisions of this Agreement shall be construed in a manner consistent with such intent.

(b) With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this Agreement solely by reason of the

Employee’s termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than, the Employee experiences a “separation from service” as defined in Section 409A, subject to Section 11 of the Agreement and subject to the six-month delay described below, if applicable. In addition, nothing in the Agreement shall require the Company to, and the Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” except to the extent permitted under Section 409A.

(c) Notwithstanding anything to the contrary in this Agreement, if the Employee is a “Specified Employee” within the meaning of Section 409A at the time his employment terminates and any amount payable to the Employee by virtue of his separation from service constitutes “deferred compensation” within the meaning of Section 409A, any such amounts that otherwise would be payable during the first six months following separation from service shall be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month. Amounts exempt from Section 409A shall not be so delayed. The Severance and Severance Benefits described in Section 4.4.1 of the Agreement are intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent and each installment thereof shall be treated as a separate payment for such purposes.

(d) Any reimbursements or in-kind benefits provided to the Employee shall be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.

[signature page follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Amendment to Agreement as of the date first set forth above.

WITNESS:	Shelley S. Rogers	/s/ David L. Schmitt
David L. Schmitt

		Date:	Dec. 29, 2008

WITNESS:	Shelley S. Rogers	/s/ John W. Casella
Casella Waste Systems, Inc.
By: John W. Casella
Its: Chairman and CEO

		Date:	12/29/08